PRESS RELEASE

deltathree Appoints Arie Rand as Chief Financial Officer and Treasurer

New York, NY – September 22, 2010 – deltathree, Inc. (OTCBB: DDDC.OB), a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers, today announced the appointment of Arie Rand as Chief Financial Officer and Treasurer of deltathree, Inc.  Mr. Rand will join the Company on or about October 3, 2010, and assume the positions of Chief Financial Officer and Treasurer in mid-October upon the effectiveness of Ziv Zviel’s resignation as Chief Financial Officer and Treasurer. Until the effective date of Mr. Zviel’s resignation Mr. Zviel and Mr. Rand will work closely to prepare for the transition.

Mr. Effi Baruch, interim Chief Executive Officer and President, and Senior Vice President of Operations and Technology of deltathree, commented, “Arie’s deep experience effectively serving the role of Chief Financial Officer for growth-oriented technology companies trading in the global capital markets marks an excellent addition to our senior management team. As we continue to grow our core communications business on a global platform, Arie brings a proven ability to manage financial, strategic and business activities on an international basis.  It is with great pleasure that we welcome Arie to the deltathree team. I would also like to thank Ziv for his valuable contributions to deltathree during his tenure, and we wish him the very best in his future endeavors.”

Before accepting his current appointment at deltathree, Mr. Rand provided private consulting and management services.  Prior to serving as an independent consultant, Mr. Rand held the role of senior executive at SRI Global Group Funds, a holding company specializing in socially responsible investments, where he provided business development and consulting services and served as a partner at one of SRI’s funds.  From 2001 to 2008, Mr. Rand served as the Chief Financial Officer of Top Image Systems, an international software developer listed on NASDAQ and traded on the Tel Aviv Stock Exchange. Prior to that Mr. Rand served as Chief Financial Officer of Tescom Software Systems Testing Global Management, an international high-tech company focused on professional services and a global leader in software quality assurance and which was traded on the Tel Aviv Stock Exchange and AIM.  Mr. Rand holds an MBA in Finance as well as a BA in Accounting, Economics and Natural Sciences from Bar-Ilan University.

About deltathree

Founded in 1996, deltathree, Inc. is a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the service provider and reseller channel and the direct-to-consumer channel. deltathree's advanced solutions offer service providers and resellers a full spectrum of private label IP-based digital voice and video products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's direct-to-consumer channel consists of the iConnectHere direct-to-consumer offering and joip, which powers the VoIP service of Panasonic's Globarange hybrid phone.

For more information about deltathree please visit: www.deltathree.com.

Investor Relations Contact:	Company Contact:
Erik Knettel	Ziv Zviel
Grayling	Chief Financial Officer and Treasurer
1-646-284-9415	1-212-500-4860
ir@deltathree.com	ziv.zviel@deltathree.com